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350 7TH AVENUE S.W.
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Reply to:
                                                                  KEITH J. ENGEL
                                                     Direct Line: (403) 292.9822
                                                       E-Mail: kengel@ballem.com

         Our File:  11103.015

         July 13, 1999


         Sonus Corp.
         111 SW 5th Avenue
         Suite 2390
         Portland, Oregon
         U.S.A.   97204

         Attn: Board of Directors


         Gentlemen:

         RE:  SONUS CORP. - REGISTRATION STATEMENT ON FORM S-8

         We have acted as special Alberta counsel for Sonus Corp. ("Sonus"), a body corporate previously organized until December 16, 1998 under the laws of the Province of Alberta, Canada (at which time Sonus continued into the Yukon Territory, Canada and a Certificate of Discontinuance dated December 16, 1998 was issued by the Registrar of Corporations of the Province of Alberta), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed by Sonus with the Securities and Exchange Commission on or about July 14, 1999, for the purpose of registering under the United States Securities Act of 1933, as amended, 500,000 additional common shares of Sonus without par value ("Option Shares") to be issued upon the exercise of stock options ("Options") granted under the Sonus Second Amended and Restated Stock Award Plan, as amended (the "Award Plan").

         In our capacity as special Alberta counsel for Sonus, we have reviewed and examined the articles and bylaws of Sonus and applicable resolutions and minutes of meetings of directors and shareholders contained in its corporate minute book for the time up to and including December 16, 1998. For purposes of this opinion, we have assumed such minute book is complete and accurate in all material respects. In addition, we have reviewed all such other documents and have made such further investigations as we have considered appropriate and necessary in order to enable us to give the opinions expressed herein and have made such examinations of law as we have deemed appropriate for the purpose of giving the opinions expressed herein. |

         As to various questions of fact, we have relied upon a certificate of an officer of Sonus (the "Certificate"), a copy of which is attached hereto. Insofar as the opinions herein relate to the number of Options exercised, the numbers of Option Shares reserved for issuance, the number of Options currently issued and outstanding and the issuance of such outstanding Options as being in accordance with the terms of the Award Plan, we have relied exclusively upon the Certificate.

         We are solicitors qualified to carry on the practice of law in the Province of Alberta only and we express no opinion as to any laws or matters governed by any laws other than the laws of the Province of Alberta and the federal laws of Canada applicable therein and, in particular, we express no opinion as to any matters involving the laws of the Yukon Territory and the federal laws of Canada applicable therein or the federal or state laws of the United States.

         Based upon the foregoing, it is our opinion that:

         1. The Award Plan has been duly adopted and approved by all necessary corporate action on the part of Sonus, including the approvals by the board of directors of Sonus and the shareholders of Sonus.

         2. A total of 2,300,000 Option Shares have been duly authorized and reserved for issuance in accordance with the terms of the Award Plan, of which, 2,400 Option Shares have been issued pursuant to the exercise of Options granted under the Award Plan, 1,788,000 Option Shares are reserved for issuance pursuant to Options granted and currently outstanding which have been issued in accordance with the terms of the Award Plan, and 509,600 Option Shares are reserved for issuance pursuant to Options to be granted under the Award Plan.

         3. When the Options have been duly exercised and the Option Shares have been duly delivered against payment being made therefor to Sonus pursuant to the terms of the Award Plan, the Option Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the Registration Statement and in any amendments thereof.


         Yours very truly,

         Signed: "Ballem MacInnes"

                                   CERTIFICATE


TO:      Ballem MacInnes

Re: Registration Statement on Form S-8 ("Form S-8") to register shares issuable under Stock Award Plan

I, Brian S. Thompson, secretary of Sonus Corp. (the "Sonus"), DO HEREBY CERTIFY as such and not in my personal capacity, that:

1. The corporate minute book of Sonus is complete and accurate in all material respects and all minutes of the meetings and/or resolutions of the shareholders and directors of Sonus are recorded therein.

2. The Sonus Second Amended and Restated Stock Award Plan, as amended (the "Award Plan"), has been authorized and approved by the board of directors of Sonus and the shareholders of Sonus and 2,300,000 common shares have been reserved for issuance thereunder. Of the common shares reserved for issuance under the Award Plan, 2,400 common shares have been issued pursuant to the exercise of options granted under the Award Plan, 408,000 common shares are subject to options issued prior to the effectiveness of the Company's registration statement on Form SB-2 on June 13, 1997 and 1,788,000 common shares are subject to options currently outstanding (collectively, the "Outstanding Option Shares") and 509,600 common shares are reserved for future awards (the "Reserved Shares") in connection with the Award Plan. Only the Outstanding Option Shares and the Reserved Shares are being registered on Form S-8. All stock options exercisable for Outstanding Option Shares have been issued in accordance with the terms of the Award Plan.


THIS CERTIFICATE is delivered to you in order to confirm certain facts to enable you to render your legal opinion respecting the registration of common shares of the Company on Form S-8 with the Securities and Exchange Commission and, in that regard, you and the Securities and Exchange Commission are entitled to rely upon same.

DATED at the city of Portland, in the state of Oregon, this 13th day of July, 1999.




                                         Signed: "Brian S. Thompson"
                                         Brian S. Thompson, Secretary